Exhibit 10.1

December 1, 2010

Timothy M. Ruane

411 5th Street

New Westminster, BC

Canada, V3L 2X5

Dear Mr. Ruane:

I am pleased to offer you a position with InSite Vision Incorporated (the “Company”) on the terms and conditions set forth in this Letter Agreement (this “Agreement”):

1.	Employment. You will hold the title of Chief Executive Officer.

2.	Duties. You shall have such job responsibilities as the Board of Directors of the Company (the “Board”) shall determine from time to time. These will include officer-level duties and responsibilities as are usual and customary for the Chief Executive Officer of a publicly-traded company. You agree to devote substantially all of your time, energy and ability to the business of the Company. Nothing herein shall prevent you, upon approval of the Board, from: (1) serving as a director or trustee of other corporations or businesses which are not in competition with the business of the Company or in competition with any present or future affiliate of the Company; or (2) investing in real estate for your own account or from becoming a partner or a stockholder in any corporation, partnership or other venture not in competition with the business of the Company or in competition with any present or future affiliate of the Company; provided that, in either instance, your service, investment or other involvement must not (i) influence in any manner a decision or course of action of the Company or (ii) prevent you from effectively performing all of the duties of your contemplated position with the Company.

3.	Hire Date. Your employment will commence on December 1, 2010 (the “Hire Date”).

4.	Directorship and Other Roles. No later than the Board’s first regularly scheduled meeting after the Hire Date, you will be appointed as a member of the Company’s Board. Upon any termination by either you or the Company, you agree to resign all positions, including as an officer and, if applicable, as a director or member of the Board or any committee thereof.

5.	Compensation.

(a)	Base Compensation. The Company will pay you annual base compensation in the gross amount of $350,000 payable in installments in accordance with the Company’s customary payroll practices for overtime-exempt employees and subject to all withholdings or deductions as required or authorized by law.

(b)	Residence. You agree that for so long as you remain employed by the Company you will maintain your primary residence within 35 miles of the Company’s corporate headquarters, currently located in Alameda, California.

(c)	Relocation Assistance.

(i)	Upfront Relocation Payment. Within 10 days of the Hire Date, the Company will pay to you a lump-sum gross payment equal to $67,500 (such gross amount, the “Upfront Relocation Payment”), less tax withholdings and/or applicable deductions as required by law.

(ii)	Reimbursement of Expenses Incurred in 2011; Gross Up Payment.

(A)	Reimbursements in 2011. If the aggregate amount of Covered Relocation Expenses (as defined in paragraph 5(c)(iii) below) that you incur exceeds the Upfront Relocation Payment (as documented to the Company in such form as reasonably requested by the Company), the Company will reimburse you for any Covered Relocation Expenses in excess of the Upfront Relocation Payment that you incur in calendar year 2011 up to an aggregate total of $150,000 (which amount is in addition to the Upfront Relocation Payment). Reimbursements under this further benefit will be subject to all tax withholdings and/or applicable deductions as required by law.

(B)	Tax Gross Up Payment. No later than December 31, 2011, the Company will pay you a lump sum payment in a gross amount equal to the income and employment taxes that you will incur as a result of receiving the reimbursement amounts described in subparagraph (ii)(A) above (as reasonably estimated by the Company), less tax withholdings and/or applicable deductions as required by law with respect to such amount; provided, however, that the maximum gross amount that you may receive in calendar year 2011 pursuant to subparagraphs (ii)(A) and (B) is $182,500.

(iii)	Covered Relocation Expenses. The following expenses will be considered “Covered Relocation Expenses” to the extent they are reasonable and supported by documentation in reasonable detail provided by you to the Company’s Board of Directors within 30 days of the date upon which you incur the applicable expense:

(A)	Temporary housing in the San Francisco Bay Area up to $5,000/month;

(B)	The cost of one house-hunting trip for you and your family to the San Francisco Bay Area reimbursed up to $3,500;

(C)

The following moving expenses: packing, moving, and storage of personal effects and up to two vehicles (90 days maximum); delivery and unpacking of household goods; replacement value insurance to maximum $100,000 valuation; prepaid one-way coach/economy airfare for your spouse and your dependents or mileage reimbursement for one auto at the corporate mileage rate plus bridge, ferry, tunnel and turnpike tolls together with reimbursement of en-route lodging and dining expenses incurred for reasonable accommodations as appropriate for your family members and length of trip;

(D)	The following costs associated with the sale of your current residence: non-recurring closing costs; brokers’ commissions; and staging; and

(E)	The following costs associated with the purchase of a new residence in the San Francisco Bay Area: non-recurring closing costs (excluding origination fees or “points”, mortgage payments or expenses, furnishings, repairs, maintenance, appliances or other fixtures).

(iv)	Excluded Expenses. The list of Covered Relocation Expenses is exclusive and therefore does not cover any other expenses including without limitation down payments, recurring closing costs on a new home, loss of value on a home sale, home improvements, or the purchase of furniture.

(v)	Obligations Upon Termination. If within two years after your Hire Date you resign your employment (except for Good Reason) or are terminated by the Company for Cause, you shall repay to the Company, within 30 days of written demand: (y) 100% of all relocation benefits paid to you if your termination date is on or before the one-year anniversary of the Hire Date; or (z) 50% of all relocation benefits paid to you if your termination date was within two years but more than one year after the Hire Date. For purposes of this Agreement, the term “Cause” shall have the definition given to it in the Company’s Severance Plan and the phrase “Good Reason” shall have the definition given to it in the applicable Severance Plan Participation Agreement.

(d)	Annual Discretionary Bonus. Starting in 2011, you will be eligible to receive a discretionary annual bonus with a target amount equal to 75% of your Base Compensation. The goals and relative weight of those goals will be agreed between you and the Compensation Committee before the beginning of the bonus year. The Compensation Committee will decide your achievement of the bonus goals and your bonus amount in its sole discretion. Bonus payments will be made within the first quarter of the year following the bonus year. You must be currently employed on the payment date to receive a bonus. Bonus payments are subject to withholding and/or deductions as required by law.

(e)

Option to Purchase Shares. The Board has approved, contingent upon your execution of this letter, commencing employment on the Hire Date, and executing the relevant documentation, the grant to you of an option (“Option”) to purchase 2,844,374 shares of the Company’s common stock under the Company’s

2007 Performance Incentive Plan (the “Plan”). This grant will be effective on your Hire Date. The exercise price per share will be the closing sale price of the Company’s common stock on the Over-the-Counter Market Bulletin Board on the Hire Date. The Option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable Notice of Stock Option Grant and/or Stock Option Award Agreement. The Option will vest as to 25% of the shares covered by the Option on the first anniversary of the Hire Date and as to the remaining 75% of the shares in daily installments over the three-year period thereafter, provided that you remain an employee of the Company through each such vesting date. The Option shall have a maximum term of 10 years.

(f)	Benefits. During your employment with the Company, you and/or your family, as the case may be, will be eligible to receive the same welfare benefits provided by the Company to other executive-level employees, which currently include medical, dental and vision insurance. Specific benefits provided are subject to change.

(g)	Expenses. You shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by you in accordance with the policies, practices and procedures as in effect generally with respect to other executive-level employees in the Company.

(h)	Fringe Benefits. You shall be entitled to fringe benefits, if any, in accordance with the plans, practices, programs and policies in effect generally with respect to other executive-level employees in the Company.

(i)	Vacation. You shall be entitled to paid vacation in accordance with the Company’s plans, policies, programs and practices as described in the Company’s employee handbook.

(j)	Modification. The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by you so long as such action is taken generally with respect to other executive-level employees.

6.	Employment At-Will. Your employment with the Company is for no specified period of time and is “at-will.” As a result, you are free to resign at any time, for any reason or for no reason, and with or without notice. The Company is likewise free to terminate your employment at any time, with or without cause and with or without notice or payment of severance except as specifically provided by this Agreement. Notwithstanding the foregoing, you agree that, in the event of your voluntary resignation, you will give the Company at least two weeks’ prior notice if reasonably practicable.

7.

Severance and Change in Control. The Compensation Committee of the Board will designate you as an “Eligible Person” within the meaning of the Company’s Severance Plan adopted April 29, 2009, as amended. Your “severance multiplier” will be one (1)

and your “change-in-control multiplier” will be one (1). Your eligibility to receive benefits under the Severance Plan is subject to all terms and limitations of the Severance Plan including its requirement that participants must execute a release of claims in favor of the Company upon the termination of the participant’s employment.

8.	Background Check. The offer of employment contained in this Agreement is conditioned upon any investigation or check of your background or references undertaken by the Company being satisfactory to the Company, in its sole discretion. By accepting this offer of employment with the Company, you represent that all background and reference information that you have provided to the Company in any resume, employment application, job interview, or otherwise is completely accurate in all respects. You agree that any misrepresentation of this information, regardless of when it is discovered by the Company, will result in withdrawal of this offer or termination of employment. Your employment is also conditioned upon your disclosure to the Company of any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. You hereby represent that you have disclosed all such agreements to the Company and you hereby represent that no such agreements prevent you from performing all of the duties of your contemplated position with the Company.

9.	Employment Eligibility. As a condition of your employment, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company in the manner and within the timeframe stipulated by law.

10.	Compliance. If you accept this offer of employment with the Company, you agree to abide by the Company’s policies, rules and standards. Specifically, you will be required to, and hereby agree to, sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in, among other places, the Company’s employee handbook, Code of Conduct and Code of Ethics.

11.	Confidentiality and Non-Solicitation. As a condition of your employment, you are also required to, and hereby agree to, sign prior to the Hire Date and comply with the Company’s Proprietary Information and Inventions Agreement, a copy of which is enclosed.

12.

Arbitration. Any controversy, dispute or claim arising out of or relating to this contract or breach thereof, or in any way relating to your employment or its termination, shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, you and the Company agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If we are unsuccessful at resolving the dispute through mediation, you and the Company agree to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures. Any mediation or arbitration held under this provision shall be conducted in San Francisco, California. BY AGREEING TO ARBITRATION, BOTH YOU AND THE COMPANY ARE GIVING UP THE RIGHT TO HAVE DISPUTES DECIDED BY A JURY. The Company will pay all costs unique to the arbitration or mediation process (principally the neutral’s fee and any JAMS administration fees), unless you wish to pay half of any such costs yourself. Judgment on an arbitration award may be entered in any court having jurisdiction. Each party will bear its own attorneys’ fees and costs not unique to the mediation or arbitration process, but may recover attorneys’ fees and costs as otherwise permitted by law. The officers, directors, and employees of the Company are each an intended beneficiary of our agreement to arbitrate and may require any dispute with you that is covered by this paragraph to be arbitrated pursuant to this Agreement.

13.	Successors. This Agreement is personal to you and shall not, without the prior written consent of the Company, be assignable by you. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires an equity ownership interest in the Company or to which the Company assigns this Agreement by operation of law or otherwise.

14.	Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

15.	Section 409A. To the extent applicable, the provisions in this Agreement are intended to comply with Section 409A of the Internal Revenue Code and guidance promulgated thereunder (“Section 409A”) and this Agreement shall be administered and construed in a manner consistent with this intent. In furtherance of the foregoing, if any reimbursement or in-kind benefit (as defined in Section 409A) to be made or provided pursuant to paragraph 5(c) above constitutes a “deferral of compensation” within the meaning of and subject to Section 409A, then, notwithstanding anything to the contrary herein, the following rules shall apply: (a) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit to you during any calendar year will not affect the amount of expenses eligible for reimbursement or provided to you as in-kind benefits in any other calendar year, (b) any reimbursements for expenses for which you become entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit and (d) you shall be entitled to reimbursement of eligible expenses incurred, or the provision of eligible in-kind benefits, through the end of calendar year 2011.

16.	Savings Clause. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

17.

Complete Agreement. This Agreement and the attached Proprietary Information and Inventions Agreement (and their attachments) constitute and contain the entire agreement and final understanding between the parties concerning your employment with the Company and the other subject matter addressed herein and therein. They are intended by the parties as a complete and exclusive statement of the terms of such agreement. They supersede and replace all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter thereof. Any representation, promise or agreement not specifically included in this Agreement or the attached Proprietary Information and Inventions Agreement (or their attachments) shall not be binding upon or enforceable against either party. This Agreement may not be amended or modified other than by a written agreement signed and dated by both you and a member of the Compensation Committee representing that he or she is acting with the authorization of the Compensation Committee or the full Board.

18.	Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of California without regard to principles of conflict of laws.

19.	Communications. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered or certified mail, postage prepaid, addressed to you at 411 5th Street, New Westminster, BC, Canada, V3L 2X5 or addressed to the Company at InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, CA, 94501, Attention: Chairman of the Board of Directors. Either party may change the address at which notice shall be given by written notice given in the above manner.

20.	Counterparts. This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photostatic, facsimile, or electronically scanned copies of such signed counterparts may be used in lieu of the originals for any purpose.

21.	Legal Counsel. You recognize that this Agreement is a legally binding contract and acknowledge and agree that you have had the opportunity to consult with legal counsel of your choice before signing it.

To accept the Company’s offer of employment, please sign and date this letter in the space provided below and sign and date the attached Proprietary Information and Inventions Agreement. Duplicate originals are enclosed for your records.

We look forward to your favorable reply and to working with you at InSite Vision Incorporated.

Sincerely,

InSite Vision Incorporated

/s/ Evan S. Melrose
By: Evan S. Melrose, M.D.
Chairman of the Board of Directors

Agreed and Accepted:

TIM RUANE

Signature:	/s/ Tim Ruane

Date:	12/01/2010

Enclosures:

Duplicate Original Letter

Original and Duplicate Proprietary Information and Inventions Agreement